ASSET PURCHASE
AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into effective October 14, 2016, by and between:

Otto Pichler and Daniel M. Byrnes, not individually, but as representatives of the shareholders of Sarissa Resources Inc. (Otto Pichler and Daniel M. Byrnes referred to herein in such capacity as the “Sarissa Representatives”);

Sarissa Resources Inc., a Nevada Corporation (“SRSR”);

Nio-Star Corp., a wholly-owned subsidiary of SRSR, incorporated under the laws of Ontario (“Nio-Star”), 6 Adelaide St E #500, Toronto, ON M5C 1H6, Canada;

Indo Global Exchange(s) Pte, Ltd., a Nevada corporation, 1333 Sprucewood Deerfield, IL 60015 (trading symbol IGEX), (in its capacity as the publicly trading company, herein referred to as the “Company” or “IGEX”, while in his capacity of the entity to become a subsidiary of the publicly trading company, herein referred to as the “IGEX Sub”);

John O’Shea (“O’Shea”), with its principal offices located at 1333 Sprucewood Deerfield, IL 60015;

Capitol Capital Corporation, 20 Margaret Ave, Lawrence N.Y. 11559.

RECITALS:

WHEREAS, the Company currently has 2,500,000,000 authorized common shares, of which, 2,263,485,862 common shares are issued and outstanding and 10,000,000 shares of Series A Preferred Stock, none of which is outstanding and 100 shares of Series B Super Voting all of which are issued and outstanding;

WHEREAS, O’Shea holds the 100 shares of Series B Super Voting Preferred Stock shares of the Company’s common stock, which presently gives him voting control;

WHEREAS, Nio-Star has certain Niobium Mining rights including as reflected in the Technical report entitled “Nemegosenda Lake Niobium Project, Chewett, Collins and McGee Townships, Sudbury District, Porcupine Mining Division, North Central Ontario, NTS Map Areas 42B03SE¼ and 41014NE¼, Centred near, 83° 05’ W, 48° 00’ N, A 4301 Compliant Technical Report, Prepared for Sarissa Resources Inc., Oakville, Ontario, Effective Date: 8 April 2015”;

WHEREAS, the Nemegosenda Lake niobium project contains two carbonatite-hosted prospects, where Niobium was discovered by Dominion Gulf in 1955, drilled in 1955 and 1957 and again between 2008 and 2014 by Sarissa (the “Nio-Star Niobium”, as more fully described in Exhibit A);

WHEREAS, the Company will be exploiting the Nio-Star Niobium, including potential minerals in its Nemgosenda property, by raising the cash necessary to conduct further and updated geological studies and to harness the Niobium and other minerals within its Nio-Star Niobium property;

        WHEREAS, the Company’s current operations and assets and liabilities, will become a subsidiary of the Company (referred to in such capacity of the entity to become a subsidiary of the publicly trading company, as the “IGEX Sub”);

        WHEREAS, Nio-Star and its business operations will also become a subsidiary of the Company (referred to in such capacity of the entity to become a subsidiary of the publicly trading company, as the “Nio-Star Sub”);

        WHEREAS, prior to Closing, the Company will engage in a three party holding company corporate reorganization, pursuant to Delaware Section 251(g) of the General Corporation Law of Delaware, or its functional equivalent (the “Reorganization”), whereby the surviving public and trading entity will be a newly formed corporation with the name of “Niobium Technology Corporation”;

        WHEREAS, as of Closing, the Company’s only debt will be an amount due to Capitol Capital Corporation, which amount shall be satisfied through the issuance of 2,318,921 shares of common stock, calculated post-reverse split;

        WHEREAS, to extinguish 50% of its convertible note, Capitol Capital Corporation has agreed to the issuance of 2,318,921 shares (calculated following the contemplated 1 for 12,500 reverse stock split) or 04.63784% of the outstanding shares, following the reverse stock split and the share issuance to Sarissa shareholders, with the balance of that debt being payable by IGEX Sub;

        WHEREAS, the shareholders and the majority of the Board of Directors of the Company, and the majority of the Board of Directors of SRSR, and the majority of the Board of Directors of Nio-Star have approved and declared it advisable to effect an issuance of shares in IGEX and, representing 95% of the issued and outstanding common shares, on a fully diluted basis, calculated post-issuance and following the acquisition of the Nio-Star Niobium (the “Acquisition”); provided, however, that of the 5% remaining shares, calculated fully diluted, 0.36216% shall remain in the hands of persons not a party to this agreement and not affiliates of any party to this agreement, and the remaining 4.63784% (the “New Share Issuance) shall be issued to Capitol Capital Corporation and its designees;

        WHEREAS, the Board of Directors of the Company and Board of Directors of each of SRSR and Nio-Star have determined that the Acquisition is in furtherance of and consistent with the respective long-term business strategies of each and is fair to and in the best interests of their respective shareholders; and

        WHEREAS, the Board of Directors of the Company and Board of Directors of each of SRSR and Nio-Star have determined that this acquisition does not constitute substantially all of the assets of Nio-Star.

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

The Recitals are hereby incorporated herein by this reference.

Article I

The Asset Acquisition

SECTION 1.1         The Asset Acquisition.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and following a reverse stock split, 95% of the IGEX common stock shall be conveyed mostly to shareholders of SRSR, on a pro rata basis (the “Sarissa Stock Issuance”) with some issued to creditors of SRSR, contemplated to be approximately 47,500,000 shares of common stock in IGEX following a reverse stock split contemplated at 1 for 12,500.

(b) In exchange for such Sarissa Stock Issuance, Nio-Star shall convey the Nio-Star Niobium to the Nio-Star Sub. Each such conveyance, the Sarissa Stock Issuance on the one hand and the Nio-Star Niobium on the other hand, shall be free and clear of all Liens, and shall constitute all right, title and interest in such property. The Company’s remaining current operations and assets and liabilities, will become a subsidiary of the Company (referred to in such capacity of the entity to become a subsidiary of the publicly trading company, as the “IGEX Sub”).

(c) In addition, Capitol Capital Corporation shall receive, in satisfaction and release of IGEX’s indebtedness to it, 04.63784% (calculated irrespective of the degree of the reverse stock split) of the outstanding shares, contemplated to be an issuance of 2,318,921 shares of IGEX common stock (calculated following the contemplated 1 for 12,500 reverse stock split) and also calculated following the share issuance to Sarissa shareholders; provided however, that Capitol Capital Corporation shall not be entitled to receive or to hold more than 9.99% of the outstanding shares of IGEX at any one time. Neither Capitol Capital Corporation nor his affiliates will be permitted to hold, any time, more than 9.99% of the outstanding shares of the Issuers’ common stock, consistent with Section 16(b) of the Securities Exchange Act of 1934 (the “Section 16(b) Limitation”). Accordingly, Capitol Capital Corporation shall only be entitled to receive a number of shares such that he will not exceed the Section 16(b) Limitation, with the balance of shares due only once he has sold shares or only once the Sarissa Stock Issuance is completed. The balance of the indebtedness to Capitol Capital Corporation shall be assumed by the IGEX Sub and neither the Company, nor the Nio-Star Sub shall have any further obligation for any portion of this debt.

(d) In consideration from Sarissa, of Nio-Star’s conveyance of the Nio-Star Niobium, of the 1000 Nio-Star common shares held by Sarissa, Sarissa shall convey to Nio-Star, 850 Nio-Star common shares.

(e) As a subsidiary of the public entity, the IGEX Sub shall have operational autonomy and total and unfettered check-book control over its operations, with John O’Shea or his designee(s) as members of the Board of Directors. Neither the Company nor its affiliates shall in any way interfere with the operation of, directorship of or the officership of John O’Shea in IGEX Sub; provided however that IGEX Sub shall be responsible for the timely transmission to the Company of financial statements necessary to comply with SEC requirements and OTCMarkets requirements.

(f) Within 180 days following Closing, either the Sarissa Representatives or John O’Shea may elect, in the sole discretion of either, to file with the SEC, a Form S-1 or Regulation A+, to spinoff IGEX Sub (the “Spinoff”), at the expense of IGEX Sub. Such Spinoff would take the form of a dividend paid to the existing shareholders of the Company, of 10% of the then number of outstanding shares in IGEX Sub (calculated following any forward stock split and/or reverse stock split). The remaining 90% of the outstanding shares in IGEX Sub would be issued to John O’Shea, in exchange for, and in relinquishment of, O’Shea’s 100 shares of Series B Super Voting Preferred Stock pre-reverse split shares in the Company. In such event, IGEX Sub shall pay all of the expenses incident thereto, including legal expenses, audits, SEC filings, FINRA, etc. In such event, the Company and IGEX Sub shall prosecute that Spinoff initiative, engaging a PCAOB accounting firm. Both the Sarissa Representatives and John O’Shea will assist and fully cooperate in that process.

(g) Following such Spinoff, neither the IGEX Sub nor its principals shall have any interest in the Company. Following the Spinoff, the Company shall not have any liability as a result of the activities or operations of the IGEX Sub. Also following any Spinoff, the Company shall not retain any interest in IGEX Sub.

SECTION 1.2         Closing.  Subject to the terms and conditions of this Agreement, the closing and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Securities Counselors, Inc., 1333 Sprucewood Deerfield, IL 60015, within 48 hours of the compliance of the execution of this Agreement by all parties (or at such other date, time and place as the parties hereto may agree); provided however, that the Sarissa Stock Issuance shall occur once the 12,500 reverse stock split is approved and announced by the Financial Industry Regulatory Authority (FINRA). Until such time as the Sarissa Stock Issuance is approved by FINRA, the Sarissa Representatives shall hold the 100 shares of Super B Voting Preferred, the vote of which exceeds the amount of all authorized common shares (the “Control Block”), not individually but in a representative capacity, on behalf of and for the benefit of the shareholders of SRSR; provided however that the Control Block shall be relinquished and returned to the treasury of IGEX, in the event of the IGEX Sub Spinoff, as defined below.

SECTION 1.3         Effective Time.  On the date of Closing, O’Shea shall cause to be delivered to Otto Pichler and Daniel M. Byrnes, the Control Block, subject to the terms hereof.

SECTION 1.4         IGEX Assets. Following Closing, for the protection of the pre-transaction shareholders of IGEX, and to avoid any potential complaint of its shareholders, the IGEX assets shall be transferred to a newly created entity, herein referred to as IGEX Sub. Thereafter, the former officers and directors of the Company, for any reason as determined by either John O’Shea, Otto Pichler or Daniel M. Byrnes, any one of the three may elect, at his cost, to cause a registration statement or a Regulation A+ statement to be filed with the Securities and Exchange Commission, such that all of the shareholders of the Company, determined as of a time acceptable to FINRA (the “Recipient Shareholders”) shall receive shares in IGEX Sub, in the form of a spinoff or a dividend (the “Spinoff”) to such Recipient Shareholders.

Following the Spinoff, neither the Company nor its affiliates shall have any interest in IGEX Sub. Any shares in IGEX Sub received by the Company or its affiliates, following the spinoff, shall be returned to IGEX Sub; provided however, at the option of IGEX Sub. This return may be limited to those shareholders of SRSR and/or of the Company that own more than 10% of SRSR and/or Company, including that owned by affiliates.

Article II

REPRESENTATIONS AND WARRANTIES OF NIO-STAR CORP. AND OF SARISSA RESOURCES INC.

The Majority of the members of the Board of Directors of Nio-Star, SRSR, and the Sarissa Representatives (collectively the “Acquiring Group”) represent, warrant and covenant to the Company as follows and acknowledge that the Company is relying upon such representations and warranties in connection with the Contemplated Transactions (as hereinafter defined):

SECTION 2.1         Capitalization.  The Nio-Star Niobium is 100% owned and controlled by Nio-Star and that the Acquiring Group, collectively, have the right and power to engage in this transaction and to convey at Closing, the Nio-Star Niobium free from any other contractual or legal restrictions of any kind.

SECTION 2.2         Title to the Nio-Star Niobium. Nio-Star is the beneficial owner and holds good and valid title to the Nio-Star Niobium free and clear of any Lien.  Upon consummation of the transactions contemplated within this agreement (the “Contemplated Transactions”) and the satisfaction of the conditions to Closing set forth herein, the Company will own all of the Nio-Star Niobium, free and clear of any Lien.  At the Closing, the Nio-Star will deliver the Nio-Star Niobium free and clear of any Lien.

SECTION 2.3        Authority Relative to this Agreement. The Acquiring Group has full power, capacity and authority to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the Contemplated Transactions.  The execution, delivery and performance by the Acquiring Group of each Transaction Document and the consummation of the Contemplated Transactions to which the members of the Acquiring Group are, collectively, or at Closing, will be, a party will have been duly and validly authorized by each member of the Acquiring Group, respectively, and no other acts by or on behalf of any member of the Acquiring Group will be necessary or required to authorize the execution, delivery and performance by the Acquiring Group, of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be, a party.  This Agreement and the other Transaction Documents to which members of the Acquiring Group is a party have been duly and validly executed and delivered by the Acquiring Group and (assuming the valid execution and delivery thereof by the other parties thereto) will constitute the legal, valid and binding agreements of each member of the Acquiring Group enforceable against the Acquiring Group in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 2.4        No Conflicts; Consents.  The execution, delivery and performance by each member of the Acquiring Group of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which one is a party, will not: (i) violate any provision of the articles or organization, member control agreement or operating agreement of Nio-Star; (ii) require Nio-Star to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.4 (the “Nio-Star Required Consents”); (iii) violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract (including any Real Property Lease, license or permit) to which Nio-Star  is a party or by which it or any of its assets is bound or subject, or to the best of the knowledge of any member of the Acquiring Group and information result in the creation of any Lien upon any of the Nio-Star Niobium or upon any right concerning the Nio-Star Niobium Project; (iv) violate any Order, any Law, of any Governmental Body against, or binding upon, any member of the Acquiring Group concerning the Nio-Star Niobium, or otherwise upon any of the Nio-Star Niobium; or (v) violate or result in the revocation or suspension of any Permit concerning the Nio-Star Niobium.

SECTION 2.5         Corporate Existence and Power.  Nio-Star is a company duly organized, validly existing and in good standing under the laws of Ontario, Canada, and has all requisite powers, authority and all Permits required to own and/or operate its Assets and to carry on the Business as conducted as of the date hereof.

SECTION 2.6         Charter Documents and Corporate Records.  Nio-Star has heretofore delivered to the Company true and complete copies of the certificate of organization and other organizational documents, or comparable instruments, of Nio-Star as in effect on the date hereof.  The rights to the Nio-Star Niobium Project have been made available to the Company for its inspection and are true and complete in all respects in accordance with their tenor.

SECTION 2.7         Financial Statements. Nio-Star has not adequately maintained its financial, business and accounting books, ledgers, accounts and official and other records. As a consequence, the Acquiring Group is unable to give adequate assurances on any accounting or income tax matters, including the conventional covenants and representations which have been intentionally omitted. Accordingly the terms of this transaction are reflective of that fact. Indeed, it is for this reason, coupled with the desire to become public which has prompted this transaction and the terms thereof.

SECTION 2.8 through SECTION 2.16 are intentionally omitted.

SECTION 2.17     Compliance with Laws.  Nio-Star is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, “Orders”) nor is Nio-Star in violation of any Laws of any Governmental Bodies affecting Nio-Star, the Transferred Nio-Star Niobium or the Business.

SECTION 2.18     Permits.  Nio-Star has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, “Permits”), and has made all required registrations and filings with all Governmental Bodies, that are necessary to the ownership of the Assets, the use and occupancy of the Leased Real Property, as presently used and operated, and the conduct of the Business or otherwise required to be obtained by Nio-Star.  All Permits required to be obtained or maintained by Nio-Star are listed on Schedule 2.18 and are in full force and effect; no violations are or have been recorded, nor have any notices or violations thereof been received, in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit; and the consummation of the Contemplated Transactions will not (or with the giving of notice or the passage of time or both will not) cause any Permit to be revoked or limited.

SECTION 2.19     Environmental Matters.  Nio-Star is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 2.20     Finders Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Nio-Star who might be entitled to any fee or commission from Nio-Star in connection with the consummation of the Contemplated Transactions.

SECTION 2.21     Disclosure.  Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to the Company by or on behalf of Nio-Star. Pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  There are no events, transactions or other facts, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or Condition of the Business.

Article III

REPRESENTATIONS AND WARRANTIES OF
INDO GLOBAL EXCHANGE(S) PTE, LTD.
AND
JOHN O’SHEA

The Company and O’Shea represent, warrant and covenant to Nio-Star and to members of the Acquiring Group as follows and acknowledges that the members of the Acquiring Group are relying upon such representations and warranties in connection with the Contemplated Transactions:

SECTION 3.1         Authority Relative to this Agreement.  The Board of Directors has authorized the officers of the Company to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the Contemplated Transactions. Following the affirmative vote of O’Shea in his capacity as the holder of the pre-closing voting control, in favor of the Contemplated Transactions (effective immediately prior to their transfer hereunder), the execution, delivery and performance by the Company of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be, a party no other acts by or on behalf of the Company are necessary or required to authorize the execution, delivery and performance by the Company of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be a party.  This Agreement and the other Transaction Documents to which the Company is a party have been, executed and delivered by the Company and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes, or will, at the Closing, constitute, as the case may be, the legal, valid and binding agreements of the Company enforceable against it in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable Laws affecting the enforcement of shareholders’ or creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 3.2         No Conflicts; Consents.  The execution, delivery and performance by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Company is a party does not and will not: (i) violate any provision of the certificate of incorporation or by-laws of the Company, as the case may be; (ii) other than the filing of current information with OTC Markets and such other forms or schedules, require the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person; (iii) except as set forth in Schedule 3.2, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time), or permit the suspension or termination of, any material Contract to which the Company is a party or any of them or any of its assets is bound or subject or result in the creation or any Lien upon any assets of the Company; or (iv) violate any Order or, to the Company’s knowledge, any Law of any Governmental Body against, or binding upon, the Company, or upon any of its respective assets or businesses.

SECTION 3.3         Corporate Existence and Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.4         Capitalization.

(a) Pre-Split. The authorized capital stock of the Company consists of: (i) 2,500,000,000 shares of common stock. The Company has approximately 2,263,485,862 shares of common stock issued and outstanding, which number includes a recent share issuance to Capitol Capital Corporation, in partial conversion of its note, of 1,077,992,931 shares of common stock. All of the Company Common Stock is, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind.

(b) Post-Split. The Company intends to immediately initiate a reverse stock split, currently contemplated to be 1 for 12,500. Immediately following the reverse split, but prior to the issuance of shares to the SRSR shareholders, in accordance with the terms of this agreement there should be approximately 181,078.87 shares of common stock outstanding with a float of approximately 77,913 shares on a post-split basis designated as Common Stock. On a split adjusted basis, the shares of newly issued post-reverse-split Common Stock issuable to the shareholders and creditors of SRSR will be 47,500,000 shares; or approximately 95% of the outstanding based on a total of 50,000,000 shares issued and outstanding on a post-split basis and following the 2,318,921 shares to be issued pursuant to extinguish outstanding IGEX obligations to Capitol Capital Corporation.

(c) There are no other shares of common stock, preferred stock or securities issuable except as expressly stated in this Section 3.5, nor are there any options, warrants, notes, phantom stock agreements or other rights to receive shares of the Company’s Common Stock or other securities.
.
SECTION 3.5         Disclosure of Information.  the Company has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of Nio-Star concerning the terms and conditions of the Contemplated Transactions and the business, properties, prospects and financial condition of Nio-Star; and (ii) to obtain any additional information (to the extent Nio-Star or its officers and directors possess such information or are able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) necessary to verify the accuracy of information provided about Nio-Star.

SECTION 3.6         OTC Filings.  On the Closing Date, or within one week thereafter, the Company will be current in its information requirements with OTC Markets and will take all steps necessary and at its expense to ensure that such information is current on or before Closing Date, or within one week thereafter.  As soon as reasonably practical following the Closing Date, the Company will have taken reasonable steps to file with OTC Markets the statements that may be required to be filed by it disclosing the Contemplated Transactions. As of their respective dates, these reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them not misleading, in light of the circumstances under which they are made and these reports and statements will comply in all material respects with all applicable requirements of the Exchange Act and the Securities Act.

SECTION 3.7         Liabilities. Except for its obligations to Capitol Capital Corporation as set forth above, and satisfied as a consequence of this transaction (through the issuance of 2,318,921 shares of common stock, calculated post reverse split), and except for the liabilities assumed by IGEX Sub, as set forth above, the Company does not have any liabilities and as of the date hereof, has not incurred any additional Liabilities. O’Shea and IGEX Sub have agreed to assume any and all obligations that may be due to them by the Company and on the Closing Date the Company will not have any Liabilities outstanding, with the exception of no more than $22,000 relative to past due accounting and auditing expenses.

SECTION 3.8         Absence of Certain Changes.  (a) The Company has conducted its business in the ordinary course consistent with past practice and except as disclosed on Schedule 3.8 hereto there has not been:

(i)           Any change in any method of accounting or accounting practice by the Company;

(ii)           Any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, stockholder, director, consultant, agent or employee of the Company, or any alteration in the benefits payable or provided to any thereof;

(iii)           Any material adverse change in the relationship of the Company with its employees, customers, suppliers or vendors;

(iv)           Except for any changes made in the ordinary course of business, any material change in any of the Company’s business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies; and

(v)           Any agreement or arrangement whether written or oral dealing with any of the foregoing.

SECTION 3.09     Contracts.  (a)  Schedule 3.10 sets forth an accurate and complete list of all Contracts to which the Company is a party or by which it or its assets are bound or subject that: (i) cannot be cancelled upon 30 days’ notice without the payment or penalty of less than Five Thousand Dollars ($5,000); or (ii) involve aggregate annual future payments by or to any person of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to Nio-Star.

(b)   All Contracts to which the Company is a party are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts.  To the best of the Company’s knowledge and belief, except as set forth on Schedule 3.09, the Company is not in default (or alleged default) under any such Contract.

SECTION 3.10     Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving the Company, its assets or its business. There are no Claims (whether or not the defence thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of the Company’s knowledge, threatened on the date hereof, against or involving the Company, its assets or its business except as are set forth on Schedule 3.10.

SECTION 3.11     Taxes. Except as set forth on Schedule 3.11:   (a)

(i)           the Company has filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(ii)           the Company has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of the Company shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(iii)           the accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of the Company as of the date of the Interim Statements or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of the Company as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of the Company whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with U.S. GAAP;

(iv)           no extension of time has been requested or granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and the Company has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(v)           the Company has not received notice of a Tax Deficiency and, to the Company’s knowledge, no Tax Deficiency is proposed or threatened;

(vi)           all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(vii)           there are no Tax Liens on or pending against the Company or any of the assets, other than those which constitute Permitted Liens;

(viii)           there are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(ix)           no issue has been raised in any examination, investigation, suit, action, claim or proceeding relating to Taxes which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(x)           there are no pending or threatened Tax Audits of the Company;

(xi)           the Company has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(xii)           there are no transfer or other taxes (other than income taxes) imposed by any state on the Company by virtue of the Contemplated Transactions; and

(xiii)           no claim has been made by any Tax Authority that the Company is subject to Tax in a jurisdiction in which Emporia is not then paying Tax of the type asserted.

Each reference to a provision of the Code in this Section 3.12 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law.

(b)   To the Company’s knowledge, the Company has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto.  The Company has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing.  With respect to sales made by the Company prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by the Company and will be included in the assets of the Company as of the date of Closing.

SECTION 3.12     Compliance with Laws.  The Company is not in violation of any Orders and to the best of the Company’s knowledge, belief and information, any Laws of any Governmental Bodies affecting the Company or the Company Common Stock.

SECTION 3.13     Environmental Matters. To the best of the Company’s knowledge, belief and information, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 3.14     Finders Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the consummation of the Contemplated Transactions.

SECTION 3.15     Disclosure.  Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to Nio-Star by or on behalf of the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  There are no events, transactions or other facts, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or business of the Company.

SECTION 3.16      Authority. O’Shea represents that he is the sole duly elected member of the board of directors and sole officer of the Company and has full power and authority to enter into this agreement and the Contemplated Transactions.

SECTION 3.17      Ownership of Shares.  O’Shea represents that he is the sole owner of 100 shares of Series B Super Voting Preferred Stock shares of the Company’s common stock and that such shares have been validly issued, are fully paid, are non-assessable, that he has full power and authority to transfer and convey the same and that there are no other shares of such preferred stock or any other classes or series of preferred stock issued or outstanding.

Article IV

COVENANTS AND AGREEMENTS

The members of the Acquiring Group covenant to the Company; and the Company covenants to Nio-Star and Sarissa Representatives that:

SECTION 4.1         Filings and Authorizations.  The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement including without limitation the preparation of any documents required to be filed with FINRA, OTC Markets or the State of Nevada in connection with the transactions contemplated by this Agreement; and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which the Shareholders reasonably object in writing.  All such filings shall comply in form and content in all material respects with applicable Law.  The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith.

SECTION 4.2         Confidentiality.  Each party hereto shall hold in strict confidence, and shall use its best efforts to cause all of its officers, employees, agents and professional counsel and accountants, (collectively, “Representatives”) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning any other party which it has obtained from such party prior to, on, or after the date hereof in connection with the Contemplated Transactions, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.2.  The foregoing provision shall not apply to any such information to the extent; (i) known by any party prior to the date such information was provided to such party in connection with the Contemplated Transactions; (ii) made known to such party from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of such party or any of its Representatives.

SECTION 4.3         Expenses.  The members of the Acquiring Group, the Company and Nio-Star shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

SECTION 4.4        Tax Matters. The members of the Acquiring Group and the Company shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies with respect to all taxable periods.  Refunds or credits of Taxes that were paid by Nio-Star with respect to any periods shall be for the account of Nio-Star.

SECTION 4.5         Further Assurances.  At any time and from time to time after the date of Closing, upon the reasonable request of any party hereto, the other party(ies), shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement.

SECTION 4.6        Restricted Securities.  The parties acknowledge and agree that the Transferred Nio-Star Niobium being issued or transferred pursuant to the Contemplated Transactions are being issued or transferred pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and constitute “restricted securities” within the meaning of the Securities Act.  Such securities may not be transferred absent compliance with the provisions of the Securities Act, other applicable Laws, and all stock certificates evidencing such securities shall bear a legend to such effect and to the effect that such shares are subject to the terms and provisions of this Agreement.

SECTION 4.7         Due Diligence. Prior to the Closing Date  The parties agree that each of them shall be entitled, through its Representatives, to make such investigation of the properties, businesses and operations of each other party, and such examination of the books, records and financial condition of the other parties, as such party reasonably deems necessary.  Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice.  No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties contained in this Agreement.

SECTION 4.8         Provide Documents.  The Company agrees to provide any and all documents necessary to allow the Company’s new management to effect corporate actions with FINRA, specifically a name and symbol change. Further, the Acquiring Group intends to “up-list” to NASDAQ or the NYSE and as part of that process, will need to have complete copies of the minute book of the Company containing all shareholder actions and board minutes, bylaws, committee charters, board minutes and consents and will need to have a PCAOB audit conducted for the two previous years of the Company’s operations,  O’Shea agrees that he will provide any and all accounting records and necessary and will fully cooperate with the auditors in their audit of the Company’s financial statements.

Article V

CONDITIONS TO CLOSING

SECTION 5.1         Conditions to the Obligations of the Parties.  The obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a)    No Injunction.  No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

(b)   No Proceedings or Litigation.  No Claim instituted by any person (other than pursuant to this Agreement) shall have been commenced or pending against Nio-Star, the Company, or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

SECTION 5.2         Conditions to the Obligations of the Shareholders.  The obligations of each party hereunder to consummate the Contemplated Transactions are subject to the fulfilment prior to or at the Closing of each of the following further conditions:

(a)    Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b)   Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c)    No Material Adverse Change.  From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on the Company.

(d)   Documentation.  There shall have been delivered to Nio-Star the following:

(i)            a certificate, dated the Closing Date, of the Chairman of the Board and the President of the Company confirming the matters set forth in Section 5.2(a) (b) and (c) hereof;

(ii)           the stock certificates, or book entry share entitlements in the names of the SRSR shareholders and in the amounts of the Company Common Stock as set forth herein;

(iii)           resolutions adopted by the board of directors of the Company authorizing the transactions contemplated hereby, certified by the Secretary of the Company;

(iv)           a resolution adopted by the board of directors of the Company appointing Daniel M. Byrnes to the board of directors of the Company;

(v)           a letter of resignation of John O’Shea, resigning all positions he holds with the Company;

(vi)           the elections and appointments of and resignations of each of the prior officers and directors of the Company;

(vii)           each of the documents submitted to FINRA to effect the reverse stock split referred to herein;

(viii)          a consent to be filed with the transfer agent granting to the Acquiring Group’s designee access to the Company’s transfer records with full power and authority to instruct the transfer agent with respect to cancelations and issuances of the Company’s shares.

SECTION 5.3         Conditions to the Obligations of the Company.  All obligations of the Company to consummate the Contemplated Transactions hereunder are subject, at the option of the Company, to the fulfilment or waiver prior to or at the Closing of each of the following further conditions:

(a)    Performance.  The Company, Sarissa Representatives, and Nio-Star shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(b)   Representations and Warranties.  The representations and warranties of the Company, Sarissa Representatives and Nio-Star, contained in this Agreement and in any certificate or other writing delivered by the Company, Sarissa Representatives and Nio-Star pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c)    No Material Adverse Change.  From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on the Company or Nio-Star, as the case may be.

(d)   Documentation.  There shall have been delivered to the Company the following:

(i)            A certificate, dated the Closing Date, of the Chairman of the Board, the President or Chief Financial Officer of Nio-Star confirming the matters set forth in Section 5.3(a) (b) and (c) hereof;

(ii)           A certificate, dated as of the Closing Date, of the Secretary of Nio-Star and the Sarissa Representatives certifying, among other things, that attached or appended to such certificate: is a true and correct copy of Nio-Star’s articles of organization, bylaws and all amendments thereto;

(iii)           Resolutions adopted by the Nio-Star authorizing the transactions contemplated hereby, certified by the Secretary of Nio-Star;

(iv)           Resolutions adopted by the Company authorizing the transactions contemplated hereby, certified by the Secretary of the Company; and

(v)           Transferred Interest Certificate representing the Transferred Nio-Star Niobium duly endorsed in blank or accompanied by assignments duly endorsed and in suitable form for transfer to the Company by delivery.

Article VI

INDEMNIFICATION

SECTION 6.1         Survival of Representations, Warranties and Covenants.  (a) Notwithstanding any right of the Company fully to investigate the affairs of Nio-Star and the rights of Sarissa Representatives and/or Nio-Star to fully investigate the affairs of the Company, and notwithstanding any knowledge of facts determined or determinable by the Company, or Nio-Star, pursuant to such investigation or right of investigation, the Sarissa Representatives, Nio-Star and the Company have the right to rely fully upon the representations, warranties, covenants and agreements of each of the others, respectively, contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing.  All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.  Notwithstanding the foregoing, all representations and warranties of the Sarissa Representatives, Nio-Star and the Company respectively, contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty four (24) months after the date of Closing; provided, however, that the liability of the Sarissa Representatives, Nio-Star and the Company shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Sarissa Representatives, Nio-Star and/or the Company has been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 6.1, or which arise or result from or are related to a Claim for fraud.

SECTION 6.2         Obligation of the Sarissa Representatives and Nio-Star to Indemnify.  The Sarissa Representatives and Nio-Star agree to indemnify, defend and hold harmless the Company (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys’ fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the “Losses”) suffered or incurred by the Company, or any of the foregoing persons arising out of any breach of the representations and warranties of the Sarissa Representatives or Nio-Star contained in this Agreement, or of the covenants and agreements contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.3         Obligation of the Company and O’Shea to Indemnify.  The Company and O’Shea jointly and severally agree to indemnify, defend and hold harmless the Sarissa representatives and Nio-Star (and any heirs, successor or assignee thereof) from and against any Losses suffered or incurred by the Sarissa representatives or Nio-Star or any of the foregoing persons arising out of any breach of the representations and warranties of the Company or O’Shea, or of the covenants and agreements of the Company or O’Shea contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.4         Notice and Opportunity to Defend Third Party Claims.  (a)  Within ten (10) days following receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an “Asserted Liability”), the Indemnitee shall give notice thereof (the “Claims Notice”) to the party or parties obligated to provide indemnification pursuant to Sections 6.2, or 6.3 (collectively, the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b)   The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (i) the Asserted Liability includes a Claim seeking an Order for injunction or other equitable or declaratory relief against the Indemnitee, in which case the Indemnitee may at its own cost and expense and at its option defend the portion of the Asserted Liability seeking equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably, and in good faith, after consultation with the Indemnifying Party, concluded that: (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party which could prevent or negatively influence the Indemnifying Party from impartially or adequately conducting such defence; or (y) the Indemnitee shall have one or more defences not available to the Indemnifying Party but only to the extent such defence cannot legally be asserted by the Indemnifying Party on behalf of the Indemnitee.  If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defence of such Asserted Liability.  If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder.  If the Indemnifying Party desires to accept a reasonable, final and complete settlement of an Asserted Liability so that such Indemnitee’s Loss is paid in full and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party’s liability to the Indemnitee shall be limited to the amount offered in the settlement.  The Indemnifying Party will exercise good faith in accepting any reasonable, final and complete settlement of an Asserted Liability.  In the event the Indemnifying Party elects to defend any Asserted Liability, the Indemnitee may participate, at its own expense, in the defence of such Asserted Liability.  In the event the Indemnifying Party is not permitted by the Indemnitee to defend the Asserted Liability, it may nevertheless participate at its own expense in the defence of such Asserted Liability.  If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defence.  Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

SECTION 6.5         Limits on Indemnification.  (a)   Notwithstanding the foregoing or the limitations set forth in Section 6.5(b) below, in the event such Losses arise out of any fraud related matter on the part of any Indemnifying Party, then such Indemnifying Party shall be obligated to indemnify the Indemnitee in respect of all such Losses.

(b)   The Sarissa Representatives or Nio-Star shall not be liable to indemnify the Company pursuant to Section 6.2 above and the Company shall not be liable to indemnify the Sarissa Representatives or Nio-Star pursuant to Section 6.3 above with respect to special, consequential or punitive damages; or in respect of any individual Loss of less than $2,000.

SECTION 6.6         Exclusive Remedy.  The parties agree that the indemnification provisions of this Article VI shall constitute the sole or exclusive remedy of any party in seeking damages or other monetary relief with respect to this Agreement and the Contemplated Transactions, provided that, nothing herein shall be construed to limit the right of any party to seek: (i) injunctive relief for a breach of this Agreement; (ii) legal or equitable relief for a Claim for fraud; or (iii) indemnity under the bylaws of the Company if they are or have been a director or officer of the Company.

Article VII

SPECIFIC PERFORMANCE; TERMINATION

SECTION 7.1         Specific Performance.

(a) The Sarissa Representatives and Nio-Star acknowledge and agree that, if they fail to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, the Company will not have adequate remedies at law with respect to such breach.  In such event, and in addition to each party’s right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The officers and directors of Nio-Star specifically affirm the appropriateness of such injunctive, other equitable relief or damages in any such action.

(b) The Company acknowledges and agrees that, if it fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, Nio-Star will not have adequate remedies at law with respect to such breach.  In such event, and in addition to each party’s right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The board of directors of the Company specifically affirms the appropriateness of such injunctive, other equitable relief or damages in any such action.

SECTION 7.2         Termination.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)           By mutual written consent of the Sarissa Representatives, Nio-Star and the Company;

(b)           By the Sarissa Representatives and Nio-Star if: (i) there has been a material misrepresentation or material breach of warranty on the part of the Company or O’Shea in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within ninety days after written notice thereof from the Sarissa Representatives and/or Nio-Star; (ii)  the Company has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from the Sarissa Representatives and/or Nio-Star; or (iii) any condition to the Sarissa Representatives’ and/or Nio-Star’s obligations under Article V becomes incapable of fulfilment through no fault of the Sarissa Representatives and Nio-Star, and is not waived by Nio-Star;

(c)           By the Company, if: (i) there has been a misrepresentation or breach of warranty on the part of the Sarissa Representatives and/or Nio-Star in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from the Company; (ii) the Sarissa Representatives and/or Nio-Star have committed a breach of any covenant imposed upon them hereunder and fail to cure such breach within thirty days after written notice thereof from the Company; or (iii) any condition to the Company’s obligations under Article V becomes incapable of fulfilment through no fault of the Company and is not waived by the Company.

SECTION 7.3         Effect of Termination; Right to Proceed.  Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that: (i) the agreements contained in Section 4.2 shall survive the termination hereof; and (ii) termination shall not preclude any party from seeking relief against any other party for breach of Section 4.2.  In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

Article VIII

MISCELLANEOUS

SECTION 8.1         Notices.  (a)  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

If to Daniel M. Byrnes, at 37 Columbine Drive, Glenmont NY 12077, daniel.byrnes@gmail.com and randy@securitiescounselors.net

If to Otto Pichler, at Residence Mirage 11/01, Jalan Yap Kwan 39, 50450 Kuala Lumpur
pichlero@gmail.com and randy@securitiescounselors.net

If to Nio-Star Corp., at 37 Columbine Drive, Glenmont NY 12077, daniel.byrnes@gmail.com and randy@securitiescounselors.net

If to Indo Global Exchange(s) Pte, Ltd., John O’Shea, at 1333 Sprucewood Deerfield, IL 60015
john.oshea@igex.com

If to John O’Shea, at 1333 Sprucewood Deerfield, IL 60015 john.oshea@igex.com

(b)   Each such notice or other communication shall be effective when delivered at the address specified in Section 8.1(a).  Any party by notice given in accordance with this Section 8.1 to the other parties may designate another address or person for receipt of notices hereunder.  Notices by a party may be given by counsel to such party.

SECTION 8.2         Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

SECTION 8.3        Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the Acquiring Group and the Company.  The provisions hereof may be waived in writing by the Acquiring Group and the Company, as the case may be.  Any such waiver shall be effective only to the extent specifically set forth in such writing.  No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.4         Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.  Venue for any action brought under this Agreement shall be a court in Lake County or in Cook County, Illinois.

SECTION 8.5         Consent to Jurisdiction.  Each of the parties hereto irrevocably and voluntarily submits to personal jurisdiction in the State of Illinois and in the Federal courts in such state in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.  If for any reason the Federal courts in such state will not entertain such action or proceeding, then the parties hereto irrevocably and voluntarily submit to personal jurisdiction in the state courts located in the State of Illinois in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of any action or proceeding may be heard and determined in any such court.  Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under Section 8.1.  The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the United States District Court located within the State of Illinois, or alternatively, in the State courts located therein.  Each party irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

SECTION 8.6         Binding Effect; No Assignment.  This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives.  This Agreement may not be assigned (including by operation of Law) by any party hereto without the express written consent of the other party and any purported assignment, unless so consented to, shall be void and without effect.

SECTION 8.7         Exhibits.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

SECTION 8.8         Severability.  If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

SECTION 8.9         Counterparts.  The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.10     Third Parties.  Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted heirs, successors, assigns and legal representatives, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

Article IX

DEFINITIONS

SECTION 9.1     Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

“Agreement” or “this Agreement” shall mean, and the words “herein”, “hereof” and “hereunder” and words of similar import shall refer to, this agreement as it from time to time may be amended.

“Assets” shall mean all cash, instruments, properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

The term “audit” or “audited” when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

“Business” shall mean the ownership and operation of the business of the party referred to.

“Condition of the Business” shall mean the financial condition, prospects or the results of operations of the Business, the Assets of the party referred to.

“Contract” shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

“Control” with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“GAAP” shall mean generally accepted accounting principles in effect on the date hereof (or, in the case of any opinion rendered in connection with an audit, as of the date of the opinion) in the subject jurisdiction.

“Governmental Bodies” shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

The term “knowledge” with respect to: (a) any individual shall mean actual knowledge of such individual; and (b) any corporation shall mean the actual knowledge of the directors and executive officers of such corporation; and “knows” has a correlative meaning.  The terms “any Shareholder’s knowledge,” and “Shareholder’s knowledge,” including any correlative meanings, shall mean the knowledge of any Shareholder.

“Laws” shall mean any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Bodies.

“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” shall mean any mortgage, lien (including mechanics, warehousemen, labourers and landlords liens), claim, pledge, charge, security interest, pre-emptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

The term “person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Receivables” shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of Nio-Star or of the Company.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, notices, reports, schedules, statements, and other documents filed by Emporia with the SEC within the three years from the Effective Time, whether or not constituting a “filed” document, and includes all proxy statements, registration statements, amendments to registration statements, periodic reports on Forms 10-KSB, 10-QSB, and 8-K, and annual and quarterly reports to shareholders.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

“Tax Return” shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

“Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

SECTION 9.2         Interpretation.  Unless the context otherwise requires, the terms defined in this Agreement shall be applicable to both the singular and plural forms of any of the terms defined herein.  All accounting terms defined in this Agreement, and those accounting terms used in this Agreement except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP as of the date of the item in question.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 9.3          Representation.  All Parties hereto have been furnished with the opportunity to retain independent counsel and hereby acknowledge that it is proceeding without counsel, given that Securities Counselors, Inc. has, at least at one time in the past, if not currently, represented such Party. All parties hereby acknowledge the conflict of Securities Counselors, Inc. in this matter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[Signature Page to Asset Purchase Agreement by and Among]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.

THE COMPANY, INDO GLOBAL EXCHANGE(S) PTE, LTD., IGEX:

October 14, 2016 /s/ John O’Shea, Chief Executive Officer
does not seem to include telephone

JOHN O’SHEA:

October 14, 2016 /s/ John O’Shea, individually

NIO-STAR CORP. (by Otto Pichler and Daniel M. Byrnes, being all of the officers of, and the majority of the directors of Nio-Star Corp.):

October 14, 2016 /s/ Otto Pichler                                                                           October 14, 2016 /s/   Daniel M. Byrnes

SARISSA RESOURCES INC. (by Otto Pichler and Daniel M. Byrnes, being all of the officers of, and the majority of the directors of Sarissa Resources Inc.):

October 14, 2016 /s/ Otto Pichler                                                                           October 14, 2016 /s/ Daniel M. Byrnes

OTTO PICHLER:

October 14, 2016 /s/ Otto Pichler, individually

DANIEL M. BYRNES:

October 14, 2016 /s/ Daniel M. Byrnes, individually

CAPITOL CAPITAL CORPORATION (by Howard Salamon, being an officer and a director):

October 14, 2016 /s/ Howard Salamon, CEO

Exhibit A
Intellectual Property Rights (the “Nio-Star Niobium”)

The Nemegosenda Property lies 30 km northeast of Chapleau in north-central Ontario. The area lies due east of Wawa, 160 km WSW of Timmins and 240 northwest of Sudbury. The property is situated in Chewett, Collins and McGee townships. It comprises a core of seven patents enveloped to the west, north and east by 20 contiguous staked claims (183 claim units, 2,930 ha) all of which are registered to Nio-Star Corp., a wholly owned subsidiary of Sarissa.

The seven fee simple patents (758 ha; mining rights only) are situated on land adjacent to the northwest part of Nemegosenda Lake. The patents are subject to a 400 foot setback from the lakeshore. In addition the Crown has retained logging rights. The vendor holds a 2% Net Smelter Return royalty on production from the patents. The chain of ownership of the patents is traced from staking in 1955 to transfer to Nio-Star in 2011. The two known mineralized zones lie on the patents.

Twenty contiguous staked claims, comprising 183 claim units and occupying 2,930 ha, cover the surface of the lake in the west and form a one to two kilometer buffer to the north and east of the patents. The property adjoins other patents, not owned by Sarissa, to the south. No significant mineralization has been reported on the staked claims. The claims are not subject to any underlying agreements or obligations.

The patents are maintained by making annual Mining Land Tax payments at a rate of $4.00/ha/year and totaling $3,032.24. Claims are maintained by submitting assessment work credits or cash in lieu at the rate of $400/claim unit/year starting prior to the second anniversary of recording. The total required to hold the claims past the end of 2015 is $66,053 and $71,553 per year after 2015.

Additional Information on the project can be found in the Technical Report prepared by Patrick Chance, M.Sc., P.Eng. (Ontario License 7544018) Signing Date: 23 April 2015 Whitby, Ontario Effective Date: 8 April 2015 which is available on SEDAR and at the company’s website niotechcorp.com.

Nemegosenda Lake
Niobium Project
Chewett, Collins and McGee Townships
Sudbury District
Porcupine Mining Division, North Central Ontario
NTS Map Areas 42B03SE¼ and 41O14NE¼
Centred near
83° 05’ W, 48° 00’ N
A 43-101 Compliant Technical Report
Prepared for
Sarissa Resources Inc., Oakville, Ontario
Prepared By:
Patrick Chance, M.Sc., P.Eng. (Ontario License 7544018) Signing Date: 23 April 2015

Whitby, Ontario Effective Date: 8 April 2015